Exhibit 5.2

CLIFFORD CHANCE OPINION LETTER (BELGIAN LAW) ANHEUSER-BUSCH INBEV BELGIUM – FORM F-4

CLIFFORD CHANCE LLP AVENUE LOUISE 65 BOX 2 1050 BRUSSELS BELGIUM TEL +32 2 533 5911 FAX +32 2 533 5959 www.cliffordchance.com

Our ref: 30-40693068 Direct Dial: +32 2 533 5987 lounia.czupper@cliffordchance.com

To: Anheuser-Busch InBev Worldwide Inc. Anheuser-Busch Companies, LLC	1 April 2019

Anheuser-Busch InBev Worldwide Inc. – Form F-4 – Belgian law

We have acted as Belgian legal advisers on the instructions of Anheuser-Busch InBev SA/NV in connection with the registration of the Notes (as defined below) and the offer to exchange the Old Notes (as defined below) for the Notes (as defined below) by Anheuser-Busch Companies, LLC and Anheuser-Busch InBev Worldwide Inc. (the “Issuers”) under a registration statement (the “Registration Statement”) on Form F-4 filed with the U.S. Securities and Exchange Commission on 1 April 2019 in accordance with the US Securities Act of 1933 (the “Securities Act”) and the issuance of the Notes (as defined below) by the Issuers, guaranteed by certain affiliates of the Issuers, among which the Belgian Guarantors (as defined below) (the “Transaction”)

1.	INTRODUCTION

1.1	Opinion Documents

The opinions given in this Opinion Letter relate to the following documents entered into in connection with the Transaction (the “Opinion Documents”):

1.1.1	a copy of the Registration Statement;

1.1.2

a base indenture dated 13 November 2018 and made between, amongst others, the Issuers, Anheuser-Busch InBev SA/NV as parent guarantor, Cobrew NV as subsidiary guarantor and The Bank of New York Mellon Trust Company, N.A. as trustee (the “Base Indenture”);

1.1.3	a form of fourth supplemental indenture to be entered into between, amongst others, the Issuers, Anheuser-Busch InBev SA/NV as parent guarantor,

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Cobrew NV as subsidiary guarantor and The Bank of New York Mellon Trust Company, N.A. as trustee (the “Fourth Supplemental Indenture”);

1.1.4

a form of fifth supplemental indenture to be entered into between, amongst others, the Issuers, Anheuser-Busch InBev SA/NV as parent guarantor, Cobrew NV as subsidiary guarantor and The Bank of New York Mellon Trust Company, N.A. as trustee (the “Fifth Supplemental Indenture”);

1.1.5

a form of sixth supplemental indenture to be entered into between, amongst others, the Issuers, Anheuser-Busch InBev SA/NV as parent guarantor, Cobrew NV as subsidiary guarantor and The Bank of New York Mellon Trust Company, N.A. as trustee (the “Sixth Supplemental Indenture” and together with the Base Indenture, the First Supplemental Indenture and the Second Supplemental Indenture, the “Indentures”); and

1.1.6	form of guarantees to be granted by each Belgian Guarantor in respect of the Notes (the “Guarantees” and, together with the Indentures, the “Issue Documents”).

1.2	Defined terms

In this Opinion Letter:

1.2.1	“Belgian Guarantor” means each of the companies specified in Schedule 1 (Belgian Guarantors);

1.2.2

an “Opinion Document to which it is a party” or “Issue Document to which it is a party” should be read, in respect of any Belgian Guarantor and in respect of any Issue Document (other than the Base Indenture) to which such Belgian Guarantor is intended to become a party, as if such Issue Document was executed by Relevant Authorised Signatories of the Belgian Guarantor intended to be party thereto on the date of this Opinion Letter;

1.2.3	“Notes” means the:

(a)	USD 9,542,514,000 4.900% notes due 2046 to be issued by Anheuser-Busch Companies, LLC and Anheuser-Busch InBev Worldwide Inc.;

(b)	USD 5,385,495,000 4.700% notes due 2036 to be issued by Anheuser-Busch Companies, LLC and Anheuser-Busch InBev Worldwide Inc.; and

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(c)	USD 8,555,163,000 3.650% notes due 2026 to be issued by Anheuser-Busch Companies, LLC and Anheuser-Busch InBev Worldwide Inc.;

1.2.4	“Old Notes” means the:

(a)	USD 9,542,514,000 4.900% notes due 2046 issued by Anheuser-Busch Companies, LLC and Anheuser-Busch InBev Worldwide Inc. on 13 November 2018;

(b)	USD 5,385,495,000 4.700% notes due 2036 issued by Anheuser-Busch Companies, LLC and Anheuser-Busch InBev Worldwide Inc. on 13 November 2018; and

(c)	USD 8,555,163,000 3.650% notes due 2026 issued by Anheuser-Busch Companies, LLC and Anheuser-Busch InBev Worldwide Inc. on 13 November 2018;

1.2.5

“Relevant Authorised Signatories” means, in respect of any Opinion Document to be executed by a Belgian Guarantor, any two (acting together) of Mr. Carlos Brito, Mr. Felipe Dutra, Mr. John Blood, Mr. Lucas Lira, Mr. Thomas Larson, Mr. Bryan Warner, Ms. Margot Miller, Mr. Guy Ernotte Dumont, Ms. Ann Randon, Ms. Christine Delhaye, Mr. Gert Boulangé, Mr. Kevin Douws, Mr. Scott Gray, Mr. Gabriel Ventura, Ms. Suma Prasad, Mr. Jan Vandermeersch, Ms. Anneleen Straetemans, Mr. Fabio Riva, Mr. Rodrigo Cunha, Mr. Aleksey Legostaev and Mr. Guillaume Delle Vigne;

1.2.6	terms defined or given a particular construction in the Opinion Documents have the same meaning in this Opinion Letter unless a contrary indication appears; and

1.2.7	headings in this Opinion Letter are for ease of reference only and shall not affect its interpretation.

1.3	Legal review

For the purpose of issuing this Opinion Letter we have reviewed only the documents and completed only the searches and enquiries referred to in Schedule 2 (Documents and Enquiries) to this Opinion Letter. This Opinion Letter is given on Opinion Documents (other than the Registration Statement and the Base Indenture) to which the Belgian Guarantors will not be a party on the date of this Opinion Letter. All opinions given in this Opinion Letter shall be read as if such Opinion Documents

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(other than the Registration Statement and the Base Indenture) were executed by Relevant Authorised Signatories on the date hereof.

1.4	Applicable law

This Opinion Letter and the opinions given in it are governed by Belgian law and relate only to Belgian law as applied by the Belgian courts as at today’s date. All non-contractual obligations and any other matters arising out of or in connection with this Opinion Letter are governed by Belgian law. We express no opinion in this Opinion Letter on the laws of any other jurisdiction.

1.5	Taxation

We express no opinion on any taxation matter, and none is implied or may be inferred.

1.6	Assumptions and reservations

The opinions given in this Opinion Letter are given on the basis of our understanding of the terms of the Opinion Documents and the assumptions set out in Schedule 3 (Assumptions) and are subject to the reservations set out in Schedule 4 (Reservations) to this Opinion Letter. The opinions given in this Opinion Letter are strictly limited to the matters stated in paragraph 2 (Opinions) and do not extend to any other matters.

2.	OPINIONS

We are of the opinion that:

2.1	Corporate existence

2.1.1

Each Belgian Guarantor is a naamloze vennootschap / société anonyme duly incorporated in Belgium and validly existing under Belgian law and has the capacity and power to enter into each of the Opinion Documents to which it is a party and to exercise its rights and perform its obligations under those Opinion Documents. Any grounds of nullity or liquidation of a Belgian Guarantor that might exist would operate without retrospective effect.

2.1.2

All corporate action required to authorise the execution by each Belgian Guarantor of each of the Opinion Documents to which it is a party and the exercise by it of its rights and the performance by it of its obligations under those Opinion Documents has been duly taken.

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2.2	Due execution

2.2.1	The Base Indenture has been duly executed on behalf of Anheuser-Busch InBev SA/NV by Mr Bryan Warner and Ms Margot Miller

2.2.2	The Base Indenture has been duly executed on its behalf of Cobrew NV by Ms Ann Randon and Mr Jan Vandermeersch.

2.2.3	The Registration Statement has been duly executed on behalf of Anheuser-Busch InBev SA/NV and Cobrew NV by Mr Jan Vandermeersch and Mr Gert Boulangé.

2.3	Conflict

Neither the execution nor the delivery of any Issue Document to which it is a party by any Belgian Guarantor nor the performance of the obligations of such Belgian Guarantor thereunder conflict with or will conflict with:

2.3.1	any present law or regulation having the force of law in Belgium and applying generally to Belgian companies; or

2.3.2	any term of the statutes of the Belgian Guarantors.

2.4	Legal, valid, binding and enforceable obligations

In any proceedings taken in Belgium for the enforcement of any of the Issue Documents, the obligations expressed to be assumed by each of the Belgian Guarantors in the Issue Documents to which it is a party would be recognised by the courts of Belgium as its legal, valid and binding obligations and would be enforceable in the courts of Belgium.

2.5	Submission to jurisdiction

The submission to the jurisdiction of the New York State courts or United States federal courts sitting in the Borough of Manhattan in the City of New York by each Belgian Guarantor contained in the Indentures would be recognised by the Belgian courts subject to, and in accordance with, the provisions of Regulation (EU) No 1215/2012 of 12 December 2012 on jurisdiction and the recognition and enforcement of judgments in civil and commercial matters.

2.6	Enforcement of foreign judgment

A judgment obtained in the New York State courts or United States federal courts sitting in the Borough of Manhattan in the City of New York in connection with an

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Indenture would be recognised and enforced by the courts of Belgium without review on the merits subject to the conditions specified in Articles 22 to 25 of the Code of International Private Law.

2.7	Immunity

In any proceedings taken in Belgium in relation to the Opinion Documents no Belgian Guarantor will be entitled to claim immunity from suit or enforcement.

2.8	Enforcement

Each Issue Document, if submitted in original, is in acceptable legal form to be admissible in evidence and for the enforcement thereof in the courts of Belgium.

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3.	ADDRESSEES AND PURPOSE

This Opinion Letter is provided in connection with the Transaction and is addressed to the Issuers. It may not, without our prior written consent, be relied upon for any other purpose or be disclosed to or relied upon by any other person save that it may be disclosed without such consent to:

(a)	any person to whom disclosure is required to be made (i) by applicable law or court order or (ii) pursuant to the rules or regulations of any supervisory or regulatory body;

(b)	any person in connection with any actual or potential judicial proceedings relating to the Transaction to which any addressee of this Opinion Letter is a party; and

(c)	the officers, employees, auditors and professional advisers of any addressee;

on the basis that (i) such disclosure is made solely to enable any such person to be informed that an opinion has been given and to be made aware of its terms but not for the purposes of reliance, and (ii) we do not assume any duty or liability to any person to whom such disclosure is made and in preparing this opinion we only had regard to the interests of our client(s).

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

/s/ Clifford Chance

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SCHEDULE 1

BELGIAN GUARANTORS

ANHEUSER-BUSCH INBEV SA/NV, with its registered office at Grote Markt 1 Grand Place, 1000 Brussels, enterprise number 0417.497.106, RPM/RPR Brussels.

COBREW NV, with its registered office at Brouwerijplein 1, 3000 Leuven, enterprise number 0428.975.372, RPM/RPR Leuven.

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SCHEDULE 2

DOCUMENTS AND ENQUIRIES

1.	DOCUMENTS

We have reviewed only the following documents for the purposes of this Opinion Letter.

(a)	The Opinion Documents in the forms set out below:

(i)	a copy of the executed Registration Statement;

(ii)	a copy of the executed Base Indenture;

(iii)	a copy of the form of Fourth Supplemental Indenture, Fifth Supplemental Indenture and Sixth Supplemental Indenture, as attached to the Registration Statement;

(iv)	a copy of the form of each Guarantee, as attached to the Registration Statement;

(b)	a copy of the publication by way of extracts in the Annexes au Moniteur belge / Bijlagen tot het Belgisch Staatsblad dated 8 March 2016 of the deed of incorporation of Anheuser-Busch InBev SA/NV;

(c)	a copy of the coordinated statutes of Anheuser-Busch InBev SA/NV as at 26 April 2017 and of Cobrew NV as at 13 September 2017;

(d)	a copy of an extract from the minutes of a meeting of the board of directors of Anheuser-Busch InBev SA/NV held on 17 October 2018; and

(e)	a copy of the minutes of a meeting of the board of directors of Cobrew NV held on 19 October 2018.

2.	SEARCHES AND ENQUIRIES

We have undertaken only the following searches and enquiries in Belgium for the purposes of this Opinion Letter.

(a)	An online search of the Annexes au Moniteur belge / Bijlagen tot het Belgisch Staatsblad was conducted in respect of each Belgian Guarantor on 1 April 2019. The website was current up to 1 April 2019.

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(b)	An online search of the Moniteur belge / Belgisch Staatsblad was conducted in respect of each Belgian Guarantor on 1 April 2019. The website was current up to issue No. 71 dated 1 April 2019.

(c)	An online search of the Central Solvency Register (Registre Central de la Solvabilité / Centraal Register Solvabiliteit) was conducted in respect of each Belgian Guarantor on 1 April 2019.

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SCHEDULE 3

ASSUMPTIONS

The opinions in this Opinion Letter have been made on the following assumptions.

1.	ORIGINAL AND GENUINE DOCUMENTATION

(a)

All signatures are genuine, all original documents are authentic and all copy documents supplied to us as photocopies or in portable document format (PDF) or other electronic form are genuine, accurate, complete and conform to the originals.

(b)	Any document identified in Schedule 2 (Documents and Enquiries) not executed on the date of this Opinion Letter will be duly executed by all parties to it in the form examined by us.

2.	OBLIGATIONS OF THE PARTIES OTHER THAN THE BELGIAN GUARANTORS

(a)

Each party to the Opinion Documents other than any Belgian Guarantor (the “Other Parties”) has the capacity, power and authority to enter into and to exercise its rights and to perform its obligations under the Opinion Documents to which it is a party.

(b)

Each Other Party has duly authorised and executed the Opinion Documents to which it is a party (or, in respect of the Fourth Supplemental Indenture, the Fifth Supplemental Indenture, the Sixth Supplemental Indenture and the Guarantees, will have duly authorised and executed such Issue Documents when signed).

3.	DOCUMENTS NOT GOVERNED BY BELGIAN LAW

(a)	The obligations expressed to be assumed by the parties to the Opinion Documents constitute their legal, valid, binding and enforceable obligations under New York law.

(b)

The submission to the jurisdiction of the New York State courts or United States federal courts sitting in the Borough of Manhattan in the City of New York by the Belgian Guarantors contained in each Opinion Document to which it is a party is legal, valid and binding under the laws of New York law.

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(c)	The choice of New York law to govern each Opinion Document is a valid choice under New York law.

(d)	The choice of New York law to govern any non-contractual obligations arising from or in connection with each Opinion Document is a valid choice under New York law.

4.	CORPORATE AUTHORITY OF THE BELGIAN GUARANTORS

(a)

The resolutions of the board of directors of each Belgian Guarantor set out in the extract from the minutes or the minutes referred to in Schedule 2 (Documents and Enquiries) were duly passed at a properly convened and quorate meeting of duly appointed directors of the relevant Belgian Guarantor, have not been amended or rescinded and are in full force and effect; the directors who attended and voted at the said meeting have complied with all applicable provisions of article 523 of the Company Code dealing with conflicts of interests of directors.

(b)

None of the Belgian Guarantors has resolved to enter into liquidation, filed an application for bankruptcy, filed an application for or been subject to proceedings for judicial reorganisation, or been adjudicated bankrupt or annulled as a legal entity (our searches referred to in Schedule 2 (Documents and Enquiries) did not reveal anything to the contrary).

(c)	The principal establishment of each Belgian Guarantor is, and at all relevant times has been and will remain, located in Belgium.

(d)

The board of directors of each Belgian Guarantor has satisfied itself that its entry into the Opinion Documents to which it is a party would be of benefit to it and that the burdens resulting therefrom would not be disproportionate to those benefits, and the conclusions of the board in this respect are not unreasonable.

(e)

The entry by each Belgian Guarantor into any of the Opinion Documents to which it is a party is not an abnormal transaction entered into by it in the knowledge that so doing would prejudice its creditors.

5.	SEARCHES AND ENQUIRIES

There have been no amendments to the statutes of any Belgian Guarantor since the coordinated statutes referred to in Schedule 2 (Documents and Enquiries) (our searches referred to in that Schedule did not reveal anything to the contrary).

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However, it is our experience that the searches and enquiries referred to in paragraph 2 of Schedule 2 (Documents and enquiries) may be unreliable. In particular, in the case of the searches and enquiries referred to in paragraphs 2(a), (b) and (c), they are not conclusively capable of disclosing whether or not insolvency proceedings have been commenced in Belgium, nor do they indicate whether or not insolvency proceedings have begun elsewhere.

6.	OTHER MATTERS

Neither the Issuer, nor the Belgian Guarantors or their Subsidiaries carries out activities related to the manufacturing, use, repair, exhibition for sale, sale, import, export, stockpiling or transport of cluster bombs, submunitions, inert munitions or armour plating containing depleted or industrial uranium, or anti-personnel mines.

7.	OTHER DOCUMENTS

Save for those listed in Schedule 2 (Documents and Enquiries), there is no other agreement, instrument or other arrangement between any of the parties to any of the Opinion Documents which modifies or supersedes any of the Opinion Documents.

8.	OTHER LAWS

All acts, conditions or things required to be fulfilled, performed or effected in connection with the Opinion Documents under the laws of any jurisdiction other than Belgium have been duly fulfilled, performed and effected.

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SCHEDULE 4

RESERVATIONS

The opinions in this Opinion Letter are subject to the following reservations.

1.	LIMITATIONS ARISING FROM INSOLVENCY LAW

The enforceability of the Opinion Documents is subject to the provisions of any applicable bankruptcy, insolvency, liquidation or other laws relating to or affecting the enforcement of creditors’ rights generally including statutes of limitation; in particular it is to be noted that:

(a)

any provision in the Opinion Documents providing for an event of default, an acceleration or another early termination of the Opinion Documents by reason of a party being subject to proceedings for a judicial reorganisation may not be enforceable;

(b)

if any Belgian Guarantor is declared bankrupt and if the date of the Guarantee to which it is a party is within the pre-bankruptcy suspect period (the so-called “suspect period” may have a duration of up to six months before the declaration of bankruptcy, or more if the bankrupt entity was already in liquidation, whether formally or as a matter of fact, or in judicial reorganisation before its bankruptcy), then there is a risk that its obligations as a Guarantor may be set aside on the grounds that they were assumed without adequate consideration;

(c)

the restrictions on the enforcement of its rights against other Guarantors and the Issuers imposed on each Belgian Guarantor pursuant to the Guarantee to which it is a party may cease to be effective upon the bankruptcy of the relevant Belgian Guarantor;

(d)	any power of attorney or other mandate would lapse on the bankruptcy of the party that granted it, and may lapse on an application for judicial reorganisation;

(e)	penalties and liquidated damages may not be enforceable in a judicial reorganisation;

(f)	termination clauses may be subject to a mandatory 15 day grace period in a judicial reorganisation; and

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(g)	a party subject to judicial reorganisation may in certain circumstances opt not to perform current contracts, without prejudice however to damages resulting from that non performance.

2.	ENFORCEABILITY OF CLAIMS

In this Opinion Letter “enforceable” means that an obligation is of a type which the Belgian courts may enforce. It does not mean that those obligations will be enforced in all circumstances in accordance with the terms of the Opinion Documents. In particular:

(a)	periods of grace for the performance of its obligations may be granted by the courts to a debtor who has acted in good faith;

(b)	rights may not be exercised in an abusive manner, and a party may be denied the right to invoke a contractual right if so doing would be abusive;

(c)

where any party is vested with a discretion or may determine a matter in its opinion, Belgian law may require such discretion to be exercised reasonably or such opinion to be based on reasonable grounds;

(d)

a party to a contract may be able to avoid its obligations under that contract (and may have other remedies) where it has been induced to enter into that contract by coercion, undue influence or misrepresentation and the Belgian courts will generally not enforce an obligation if there has been fraud; and

(e)	any certificate, determination, calculation or other matter stated to be conclusive and/or binding by one party may nevertheless be subject to court review.

3.	JURISDICTION

(a)

The courts of Belgium may refuse to give effect to the choice of jurisdiction referred to in paragraph 2.5 (Submission to jurisdiction) of this Opinion Letter if they expect that a foreign judgment rendered pursuant thereto will not be capable of recognition or enforcement in Belgium (as to which please refer to paragraph 2.6 (Enforcement of foreign judgment) of this Opinion Letter).

(b)

The courts of Belgium may accept jurisdiction despite the choice of jurisdiction referred to in paragraph 2.5 (Submission to jurisdiction) of this Opinion Letter if they are already seized with a closely connected matter, or if

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the dispute is closely connected with Belgium and litigation abroad appears impossible or unreasonable.

4.	ENFORCEMENT OF FOREIGN JUDGMENT

The Belgian courts may not recognise or enforce a judgment given by the New York State courts or United States federal courts sitting in the Borough of Manhattan in the City of New York if to do so would breach the conditions specified in Articles 22 to 25 of the Code of International Private Law, which mainly require that the recognition or enforcement of the foreign judgment should not be a manifest violation of public policy, that the foreign courts must have respected the rights of the defence, that the foreign judgment should be final, and that the assumption of jurisdiction by the foreign court may not have breached certain principles of Belgian law.

5.	APPLICATION OF FOREIGN LAW

If any obligation under the Opinion Documents is or is to be performed in a jurisdiction outside Belgium, it may not be enforceable in the Belgian courts to the extent that performance would be illegal or contrary to public policy under the laws of the other jurisdiction. Further, the Belgian courts may give effect to any overriding provisions of the law of the place of performance insofar as they render the performance unlawful, or otherwise take into account the law of the place of performance in relation to the manner of performance and the steps to be taken in the event of defective performance.

6.	INDEMNITIES

(a)	Provisions for the recovery of legal fees incurred by a party may not be enforceable beyond a maximum amount set by royal decree.

(b)	Indemnification provisions in respect of fines or other criminal or administrative penalties may not be enforceable.

7.	MISCELLANEOUS MATTERS

(a)	Any term in the Opinion Documents which constitutes, or purports to constitute, a restriction on the choice of auditor of a Belgian Guarantor may have no effect.

(b)

No opinion is given on any issue which may arise out of, or relate to, the giving of financial assistance pursuant to the Company Code, nor the consequences thereof on the enforceability of any Guarantee.

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(c)

The opinions expressed in this Opinion Letter are subject to the effects of any United Nations, European Union or Belgian sanctions or other similar measures implemented or effective in Belgium with respect to any party to the Opinion Documents which is, or is controlled by or otherwise connected with, a person resident in, incorporated in or constituted under the laws of, or carrying on business in, a country to which any such sanctions or other similar measures apply, or is otherwise the target of any such sanctions or other similar measures.

(d)

The provisions of a Guarantee whereby the relevant Belgian Guarantor agrees to subordinate certain intra-group claims, and in certain circumstances to refrain from exercising subrogation rights, taking enforcement steps or demanding payment in respect of these intra-group claims will be recognised as constituting legal, valid and binding obligations as between the parties. There are doubts, however, as to whether these provisions will be effective against a liquidator in the insolvency of such Belgian Guarantor or against other third-party creditors of such Belgian Guarantor.

(e)

Enforcement action by a party established in Belgium may not be admissible before the courts if that party is not properly registered with the trade registry (Banque-Carrefour des entreprises / Kruispuntbank van Ondernemingen).

(f)	The delivery of securities in bearer form will not be allowed in Belgium.

(g)	The Notes may not be distributed in Belgium by way of an offer of securities to the public.

(h)	The courts may demand that documents submitted in evidence be submitted in original, and be translated into the language of the proceedings (ie French or Dutch).

(i)

Article 524 of the Company Code provides that certain transactions entered into by listed companies or subsidiaries of listed companies must be approved by way of a special approval process at the level of the listed company; according to a literal interpretation of said article 524, Anheuser-Busch InBev SA/NV would need to follow this special approval process as a result of the entry to the Opinion Documents by certain of its Subsidiaries; we believe such literal interpretation to be incorrect and consequently that Anheuser-Busch InBev SA/NV has (subject to the assumptions and qualifications set out in this Opinion Letter) duly approved the Opinion Documents to which it is a party.